Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078
www.dlapiper.com
T: 973-520-2550
F: 973-520-2551
Attorney Responsible for Short Hills Office:
Emilio Ragosa

December 14, 2022

Peak Bio, Inc.

3350 W. Bayshore Rd., Suite 100

Palo Alto, CA 94303

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Peak Bio, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of (a) the resale of up to 23,467,773 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company by the selling stockholders named in the Registration Statement (the “Selling Stockholder Shares”), (b) the resale of 2,945,545 warrants consisting of 2,500,000 warrants originally issued in a private placement in connection with the initial public offering of the Company (formerly known as Ignyte Acquisition Corporation) (the “Private Placement Warrants”) and 445,545 warrants (the “PIPE Warrants” and together with the Private Placement Warrants, the “Warrants”) issued pursuant to subscription agreements in connection with the Company’s PIPE financing and the consummation of that certain business combination with Peak Bio, Co., Ltd, a corporation organized under the laws of the Republic of Korea, (c) the issuance of 2,945,545 shares of Common Stock that are initially issuable upon the exercise of the Private Warrants (the “Warrant Shares”) and (d) the resale of the Warrant Shares by holders of such Warrant Shares. The Private Placement Warrants were issued pursuant to that certain Warrant Agreement, dated as of January 27, 2021 (the “Original Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent and the PIPE Warrants were issued pursuant to that certain Amended and Restated Warrant Agreement, dated as of October 31, 2022 (the “Amended Warrant Agreement” and together with the Original Warrant Agreement, the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s second amended and restated certificate of incorporation (the “Certificate of Incorporation”), the amended and restated bylaws (the “Bylaws”) of the Company, the Warrant Agreement and resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Warrant Agreement and the issuance of the Warrants, the Warrant Shares and the Selling Stockholder Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing and subject to the other qualifications and limitations set forth herein, we are of the opinion that:

1.	The Selling Stockholder Shares are validly issued, fully paid and non-assessable.

2.	The Warrants constitute valid and binding obligations of the Company.

3.

The Warrant Shares will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have been declared effective under the Securities Act and (ii) certificates representing such Warrant Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the exercise price or, if any such Warrant Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Warrant Shares to the purchasers thereof against payment of the exercise price therefor, all in accordance with the Warrants and the Warrant Agreement.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument and (ii) such Instrument has been duly authorized, executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto.

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

For the purposes of this letter, we have assumed that, at the time of the issuance, sale and delivery of any of the Warrant Shares: (i) the Warrant Shares will be issued and sold as contemplated in the Registration Statement and the prospectus relating thereto; and (ii) the Certificate of Incorporation and the Bylaws, each as currently in effect, will not have been modified or amended and will be in full force and effect.

In rendering the opinions set forth in paragraph (3) above, we have assumed that at the time of exercise of the Warrant Shares there will be a sufficient number of shares of Common Stock authorized and then available for issuance under Certificate of Incorporation as then in effect.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DLA Piper LLP (US)